UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2012

ZOO ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34796	71-1033391

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

11258 Cornell Park Drive, Suite 608
Blue Ash, Ohio 45242
 (Address of principal executive
offices including zip code)
(513) 824-8297
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Definitive Material Agreement.
Effective March 9, 2012,  Zoo Entertainment, Inc., a Delaware corporation (“Zoo Entertainment”), Zoo Games, Inc., a Delaware corporation (“Zoo Games”), Zoo Publishing, Inc., a New Jersey corporation (“Zoo Publishing”), and indiePub, Inc., a Delaware corporation (“indiePub,” and, together with Zoo Entertainment, Zoo Games and Zoo Publishing, the “Borrowers”), and MMB Holdings LLC, a Delaware limited liability company (the “Lender”) entered into a Loan and Security Agreement (the “Loan Agreement”) pursuant to which Lender agreed to provide the Borrowers with loans (a) for purposes of paying and satisfying most of the Borrowers’ obligations under that certain Second Amended and Restated Factoring and Security Agreement, dated as of October 28, 2011, as amended by (i) the First Amendment thereto, dated as of January 5, 2012, (ii) the Second Amendment thereto, dated as of January 30, 2012, (iii) the Third Amendment thereto, dated as of February 14, 2012, and (iv) the Fourth Amendment thereto, dated as of February 29, 2012 (the “Factoring Agreement”), (b) for purposes of settling, at a discount, along with the issuance of an aggregate of 2,411,429 shares of Company Common Stock, $0.001 par value per share (“Zoo Shares”) and 365,000 warrants, certain claims existing on or prior to the Closing Date of unsecured creditors of the Borrowers (the “Existing Unsecured Claims”), and (c) for other purposes permitted under the Loan Agreement. The entry into the Loan Agreement was authorized by a Special Committee of the Board of Directors of Zoo Entertainment.  Under the Loan Agreement, Borrowers borrowed $2,414,158 on March 9, 2012 ($1,831,110 of which will be used solely for purposes of paying and satisfying most of the Borrowers' obligations under the Factoring Agreement) and $688,680 on March 13, 2012. Borrowers may borrow up to an additional $1,278,272 in one or more draw downs on or before September 30, 2012, subject to the terms and conditions of the Loan Agreement. Under the Loan Agreement’s terms and conditions, Lender may refuse any and all additional draw downs requested by Borrowers in its sole and absolute discretion, including if Lender does not approve of the purposes of such draw downs for any reason. The interest rate under the Loan Agreement is ten percent (10%) per annum or eighteen percent (18%) per annum upon the occurrence of an event of default. The maturity date of the loans is March 31, 2014.

The loans under the Loan Agreement are secured by a first priority security interest (except to the extent subordinated by the Factoring Agreement) on all of the assets of Borrowers. At any time during the term of the Loan Agreement, Lender may convert all or part of loan balance into Zoo Shares at conversion price of $0.40 per share (the "Conversion Shares"). In connection with the Loan Agreement, Zoo issued Lender a warrant to purchase 10,952,775 Zoo Shares at $0.40 per share (the “Lender Warrant”). The Lender Warrant may be exercised any time prior to March 31, 2017. Zoo Entertainment agreed to provide Lender with certain registration rights with respect to Zoo Shares issued in connection with the Loan Agreement and Lender Warrant.  The Loan Agreement contains representations and warranties and affirmative and negative covenants as negotiated by the parties thereto.

MMB, a limited liability company organized under the laws of Delaware, is owned by a consortium of investors, including (i) Mojobear Capital, LLC, which serves as the managing member of MMB and is, in turn, owned and controlled by David E. Smith, a former director of the Company, (ii) Jay A. Wolf, Executive Chairman of the Board of Directors of the Company, (iii) Columbia Pacific Opportunity Fund, LP, and (iv) certain other investors.

The foregoing description of the Loan Agreement and warrant do not purport to be complete and is qualified in its entirety by reference to each such instrument, copies of which the Company intends to file with its next periodic report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.  The Zoo Shares, including without limitation, Zoo Shares to be issued in connection with the Lender Warrant and Conversion Shares, shall be issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zoo Entertainment, Inc.

Date: March 15, 2012	By:	/s/ Mark Seremet
Mark Seremet President and Chief Executive Officer